Exhibit 99.1

Brigham Exploration Announces Four Wells Producing to Sales

          AUSTIN, Texas, March 26 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced four wells, including the Cotten Land #3, the Marie Snyder #1, the Mills Ranch 96#1 and the Dawson #1S, were producing to sales.  The four recent completions have added current gross production of approximately 36 MMcfe per day, or about 12 MMcfe per day net to Brigham’s interest.

          Cotten Land #3

          The Cotten Land #3 was producing to sales on March 20th at an initial rate of 4.2 MMcf of natural gas and 24 barrels of oil per day (4.3 MMcfe per day). Upon the subsequent installation of a larger connection pipeline able to handle volumes from both the Cotten Land #1 and #3 wells, the choke was slowly opened and the well is currently producing approximately 19 MMcfe per day, with plans to produce the well at a rate of around 20 MMcfe per day.  The Cotten Land #3 is currently producing from only the lowest 30 feet of pay, which was the primary drilling objective.  Approximately 50 feet of unexpected shallower pay is behind pipe and will be added to the production stream at a future date.  Brigham operated the drilling of the Cotten Land #3 with an approximate 47% working and 33% net revenue interest.  Penn Virginia (NYSE: PVA) is also a participant with Brigham in the Cotten Land #3 and operates the well during production.

          Marie Snyder #1

          The Marie Snyder #1, which is approximately 250 feet down dip to our Cotten Land #3 well, is currently producing to sales at 9.2 MMcf of natural gas and 67 barrels of oil per day (9.6 MMcfe per day).  Given the strong flowing tubing pressure, the production rate is expected to be increased over the next several days.  The Marie Snyder encountered approximately 40 feet of pay and is an important well as it indicates that the gas water contact is apparently lower than originally believed, which likely results in there being more reserves in the fault block than originally thought.  Brigham has an approximate 13% working and 10% net revenue interest in the well, which is operated by another company.

          Bud Brigham, the Chairman, President and CEO stated, “We are tremendously excited with the production to sales of our latest two wells in the Bayou Postillion complex.  Including our first Bayou Postillion well, the Cotten Land #1, by tomorrow we should be producing approximately 45 MMcfe per day gross, or about 12 MMcfe per day net in Southern Louisiana from these three wells.  In the second quarter 2007, we expect to spud the first of two additional wells that we will drill in Bayou Postillion during the year.  If successful, our third and fourth quarter production volumes could see additional increases from these two completions.  Given the success we’ve enjoyed here and the low total proved finding costs we achieved in this play during 2006, we are currently working to grow our activity in this area.”

          Mills Ranch 96#1

          After successfully production testing the Viola pay interval in the Mills Ranch 96 #1, Brigham commenced operations to stimulate and produce the more substantial apparent pay in the lower, middle and upper Hunton intervals. Subsequent to these operations the well was connected to sales on March 14th and is currently producing at 4.5 MMcf of natural gas per day, though production tubing has yet to be installed.  Brigham plans to continue monitoring the production from the well, and may undertake an additional acid treatment to open perforations that may not be contributing to production. Once testing of the Hunton intervals is complete, Brigham will add the previously tested Viola pay to the production stream, which is currently behind a production plug.  Prior to being shut in, the Viola was producing approximately 3 MMcf of natural gas per day.  Brigham operates the Mills Ranch 96#1 with an approximate 68% working and 56% net revenue interest, with Panhandle Royalty (Amex: PHX) participating with an approximate 10% working and 13% net revenue interest.

          Bud Brigham stated, “We are very excited to have neared completion on the latest of our Mills Ranch wells and are equally excited about the early results.  In the next several weeks, we will be able to better define the full potential of the well as both the Hunton and Viola pay sections will be commingled.  In the second quarter, we look forward to receiving the final processed data volumes from our proprietary 180 square mile high resolution 3- D Laker shoot, which will assist us in further defining the Mills Ranch structure and evaluating other exploration prospects that we have defined in the area, two of which we anticipate drilling late in 2007.”

          Dawson #1S

          The Dawson #1S is a sidetrack of the previously drilled Dawson #1 well and offsets the Sullivan F-33.  During drilling, the Dawson #1S encountered the 9,800’, Loma Blanca and Dawson Sands.  On March 19th, the Dawson Sand interval was perforated and was subsequently fracture stimulated.  The well commenced production to sales on March 21st and is currently producing 2.2 MMcf of natural gas and 80 barrels of oil per day (2.7 MMcfe per day).  After testing the productivity of the Dawson Sand, it is likely that the Loma Blanca, and eventually the 9800’ pay intervals will be added to the production stream. Brigham retains a 100% working and 75% net revenue interest in the Dawson #1S.

           Bud Brigham stated, “The Dawson #1S is a solid contributor to our ongoing success in the Vicksburg and illustrates the upside present in the play, as prior to the F-33 we had not produced from the Dawson Sand.  The next several wells in our continuous Vicksburg rig line will evaluate the potential to prove up additional proved reserves on two of our adjacent Vicksburg fault blocks.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws.  Important factors could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                                  03/26/2007
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP PVA PHX)